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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

AmeriVest Properties Inc.
(Exact name of small business issuer as specified in its charter)

Maryland	1-14462	84-1240264
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1780 South Bellaire Street Suite 100, Denver, Colorado 80222
(Address of principal executive offices)

(303) 297-1800
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events

        On June 30, 2005, Dean Foods Company ("Dean") exercised its one-time right to further extend its lease for 120,607 rentable square feet of space in the Chateau Plaza building in Dallas, Texas for an additional four years.

        Under the terms of the amendment to the lease dated as of March 15, 2005 with AmeriVest Properties Inc. (the "Company"), this notification extends the expiration of the lease through December 31, 2010.

        The base rental rate for the extended term commencing January 1, 2006 is now $17.75 per rentable square foot throughout the term, plus electricity and parking. During the extension, Dean has three sequential options to reduce the square footage under the lease by a minimum of 12,000 and a maximum of 35,000 upon 90 days advance written notice. The first option can be effective no earlier than June 30, 2006, and each subsequent option cannot be exercised until six months have elapsed from the effective date of the prior option exercise. If Dean elects to reduce the square footage under the lease, the base rent will be further reduced by $0.25 per square foot, not to exceed $0.75 per square foot for the maximum reduction if all three options are exercised and Dean will be responsible for unamortized tenant improvements and lease commissions based on the original square footage under the lease. Dean has no right to exercise any termination option contained in their lease during this extension term. Dean will receive an allowance for tenant improvements of $7.00 per rentable square foot and AmeriVest will pay leasing commissions of $588,713 in connection with the extension.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERIVEST PROPERTIES INC.
July 1, 2005	By:	/s/ KATHRYN L. HALE Kathryn L. Hale Chief Financial Officer

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  Item 8.01. Other Events
SIGNATURES